EXHIBIT (99)(a)

NEWS RELEASE
April 24, 2017
Contact:	Lance A. Sellers
President and Chief Executive Officer

A. Joseph Lampron, Jr.
Executive Vice President and Chief Financial Officer

828-464-5620, Fax 828-465-6780

For Immediate Release

PEOPLES BANCORP ANNOUNCES FIRST QUARTER EARNINGS RESULTS
Peoples Bancorp of North Carolina, Inc. (NASDAQ: PEBK), the parent company of Peoples Bank, reported first quarter earnings results with highlights as follows:

First quarter highlights:

•
Net earnings were $2.2 million or $0.41 basic net earnings per share and $0.40 diluted net earnings per share for the three months ended March 31, 2017, as compared to $2.5 million or $0.45 basic net earnings per share and $0.44 diluted net earnings per share for the same period one year ago.

•	Non-performing assets declined to $3.6 million or 0.3% of total assets at March 31, 2017, compared to $8.5 million or 0.8% of total assets at March 31, 2016.
•	Total loans increased $42.9 million to $735.9 million at March 31, 2017, compared to $693.0 million at March 31, 2016.
•	Core deposits were $883.4 million or 97.2% of total deposits at March 31, 2017, compared to $826.0 million or 96.8% of total deposits at March 31, 2016.
Lance A. Sellers, President and Chief Executive Officer, attributed the decrease in first quarter net earnings to a decrease in non-interest income and an increase in non-interest expense, which were partially offset by an increase in net interest income and an increase in the credit to the provision for loan losses.
Net interest income was $9.5 million for the three months ended March 31, 2017, compared to $9.1 million for the three months ended March 31, 2016.  The increase in net interest income was primarily due to a $159,000 increase in interest income, which was primarily attributable to an increase in the average outstanding balance of loans and a 0.25% increase in the prime rate in December 2016, combined with a $211,000 decrease in interest expense, which was primarily attributable to a decrease in the average outstanding balance of Federal Home Loan Bank borrowings during the three months ended March 31, 2017, as compared to the same period one year ago.  Net interest income after the provision for loan losses was $9.7 million for the three months ended March 31, 2017, compared to $9.3 million for the three months ended March 31, 2016.  The provision for loan losses for the three months ended March 31, 2017 was a credit of $236,000, as compared to a credit of $216,000 for the three months ended March 31, 2016.
Non-interest income was $2.9 million for the three months ended March 31, 2017, compared to $3.3 million for the three months ended March 31, 2016.  The decrease in non-interest income is primarily attributable to a $360,000 increase in net losses on other real estate owned properties and a $114,000 decrease in service charges and fees during the three months ended March 31, 2017, compared to the same period one year ago.
Non-interest expense was $9.8 million for the three months ended March 31, 2017, compared to $9.5 million for the three months ended March 31, 2016.  The increase in non-interest expense was primarily due to a $653,000 increase in salaries and benefits expense, which was partially offset by a $209,000 decrease in other non-interest expense during the three months ended March 31, 2017, as compared to the three months ended March 31, 2016.  The increase in salaries and benefits expense is primarily due to an increase in the number of full-time equivalent employees and annual salary increases combined with an increase in expense associated with restricted stock units due to an increase in the Company's stock price from $25.07 at December 31, 2016 to $29.70 at March 31, 2017.  The decrease in other non-interest expense is primarily due to a decrease in consulting fees during the three months ended March 31, 2017, as compared to the three months ended March 31, 2016.

Total assets were $1.1 billion as of March 31, 2017 and 2016.  Available for sale securities were $244.9 million as of March 31, 2017, compared to $264.1 million as of March 31, 2016.  Total loans were $735.9 million as of March 31, 2017, compared to $693.0 million as of March 31, 2016.
Non-performing assets declined to $3.6 million or 0.3% of total assets at March 31, 2017, compared to $8.5 million or 0.8% of total assets at March 31, 2016.  The decline in non-performing assets is primarily due to a $4.7 million decrease in non-accrual loans.  Non-performing loans include $3.5 million in commercial and residential mortgage loans, $20,000 in acquisition, development and construction ("AD&C") loans and $28,000 in other loans at March 31, 2017, as compared to $8.1 million in commercial and residential mortgage loans, $149,000 in AD&C loans and $141,000 in other loans at March 31, 2016.
The allowance for loan losses at March 31, 2017 was $7.3 million or 0.9% of total loans, compared to $9.1 million or 1.3% of total loans at March 31, 2016.  Management believes the current level of the allowance for loan losses is adequate; however, there is no assurance that additional adjustments to the allowance will not be required because of changes in economic conditions, regulatory requirements or other factors.
Deposits were $908.4 million as of March 31, 2017, compared to $853.1 million at March 31, 2016.  Core deposits, which include noninterest-bearing demand deposits, NOW, MMDA, savings and non-brokered certificates of deposit of denominations less than $250,000, increased $57.4 million to $883.4 million at March 31, 2017, as compared to $826.0 million at March 31, 2016.  Certificates of deposit in amounts of $250,000 or more totaled $24.3 million at March 31, 2017, as compared to $26.4 million at March 31, 2016.
Securities sold under agreements to repurchase were $42.2 million at March 31, 2017, as compared to $36.1 million at March 31, 2016.
Shareholders' equity was $110.1 million, or 9.9% of total assets, as of March 31, 2017, compared to $107.8 million, or 10.1% of total assets, as of March 31, 2016.  The increase in shareholders' equity is primarily due to an increase in retained earnings due to net income, which was partially offset by a decrease in accumulated other comprehensive income resulting from a decrease in the unrealized gain on investment securities.
Peoples Bank operates 19 banking offices entirely in North Carolina, with offices in Catawba, Alexander, Lincoln, Mecklenburg, Iredell and Wake Counties.  Peoples Bank also operates a loan production office in Lincoln County.  The Company's common stock is publicly traded and is quoted on the Nasdaq Global Market under the symbol "PEBK."

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995.  These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management and on the information available to management at the time that this release was prepared.  These statements can be identified by the use of words like "expect," "anticipate," "estimate," and "believe," variations of these words and other similar expressions.  Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements.  Factors that could cause actual results to differ include, but are not limited to, (1) competition in the markets served by Peoples Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company's other filings with the Securities and Exchange Commission,  including but not limited to those described in the Company's annual report on Form 10-K for the year ended December 31, 2016.

CONSOLIDATED BALANCE SHEETS
March 31, 2017, December 31, 2016 and March 31, 2016
(Dollars in thousands)

	March 31, 2017	December 31, 2016	March 31, 2016
	(Unaudited)	(Audited)	(Unaudited)
ASSETS:
Cash and due from banks	$55,491	$53,613	$45,566
Interest-bearing deposits	31,959	16,481	30,826
Cash and cash equivalents	87,450	70,094	76,392

Investment securities available for sale	244,863	249,946	264,092
Other investments	2,679	2,635	3,633
Total securities	247,542	252,581	267,725

Mortgage loans held for sale	1,340	5,709	996

Loans	735,861	723,811	693,033
Less: Allowance for loan losses	(7,263)	(7,550)	(9,116)
Net loans	728,598	716,261	683,917

Premises and equipment, net	18,597	16,452	16,408
Cash surrender value of life insurance	15,251	14,952	14,652
Accrued interest receivable and other assets	11,496	11,942	10,254
Total assets	$1,110,274	$1,087,991	$1,070,344

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Noninterest-bearing demand	$275,369	$271,851	$246,677
NOW, MMDA & savings	494,273	477,054	452,158
Time, $250,000 or more	24,262	26,771	26,352
Other time	114,510	117,242	127,930
Total deposits	908,414	892,918	853,117

Securities sold under agreements to repurchase	42,163	36,434	36,056
FHLB borrowings	20,000	20,000	43,500
Junior subordinated debentures	20,619	20,619	20,619
Accrued interest payable and other liabilities	8,941	10,592	9,292
Total liabilities	1,000,137	980,563	962,584

Shareholders' equity:
Series A preferred stock, $1,000 stated value; authorized
5,000,000 shares; no shares issued and outstanding	-	-	-
Common stock, no par value; authorized
20,000,000 shares; issued and outstanding
5,437,740 shares at 3/31/17; 5,417,800 shares at
12/31/16 and 5,510,538 shares at 3/31/16	44,745	44,187	46,171
Retained earnings	61,801	60,254	55,189
Accumulated other comprehensive income	3,591	2,987	6,400
Total shareholders' equity	110,137	107,428	107,760

Total liabilities and shareholders' equity	$1,110,274	$1,087,991	$1,070,344

CONSOLIDATED STATEMENTS OF INCOME
For the three months ended March 31, 2017 and 2016
(Dollars in thousands, except per share amounts)

	Three months ended
	March 31,
	2017	2016
	(Unaudited)	(Unaudited)
INTEREST INCOME:
Interest and fees on loans	$8,280	$8,023
Interest on due from banks	30	17
Interest on investment securities:
U.S. Government sponsored enterprises	604	658
State and political subdivisions	1,084	1,127
Other	66	80
Total interest income	10,064	9,905

INTEREST EXPENSE:
NOW, MMDA & savings deposits	132	120
Time deposits	128	162
FHLB borrowings	192	406
Junior subordinated debentures	135	113
Other	11	8
Total interest expense	598	809

NET INTEREST INCOME	9,466	9,096
PROVISION FOR (REDUCTION OF PROVISION
FOR) LOAN LOSSES	(236)	(216)
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	9,702	9,312

NON-INTEREST INCOME:
Service charges	1,106	1,041
Other service charges and fees	155	334
Mortgage banking income	346	369
Insurance and brokerage commissions	168	158
Miscellaneous	1,101	1,422
Total non-interest income	2,876	3,324

NON-INTEREST EXPENSES:
Salaries and employee benefits	5,234	4,581
Occupancy	1,613	1,754
Other	2,948	3,157
Total non-interest expense	9,795	9,492

EARNINGS BEFORE INCOME TAXES	2,783	3,144
INCOME TAXES	578	691

NET EARNINGS	$2,205	$2,453

PER SHARE AMOUNTS
Basic net earnings	$0.41	$0.45
Diluted net earnings	$0.40	$0.44
Cash dividends	$0.12	$0.08
Book value	$20.25	$19.56

FINANCIAL HIGHLIGHTS
For the three months ended March 31, 2017 and 2016
(Dollars in thousands)

	Three months ended
	March 31,
	2017	2016
	(Unaudited)	(Unaudited)
SELECTED AVERAGE BALANCES:
Available for sale securities	$240,796	$256,922
Loans	729,475	691,834
Earning assets	988,864	967,945
Assets	1,086,469	1,047,013
Deposits	890,402	838,986
Shareholders' equity	108,385	108,038

SELECTED KEY DATA:
Net interest margin (tax equivalent)	4.11%	4.02%
Return on average assets	0.82%	0.94%
Return on average shareholders' equity	8.25%	9.13%
Shareholders' equity to total assets (period end)	9.92%	10.07%

ALLOWANCE FOR LOAN LOSSES:
Balance, beginning of period	$7,550	$9,589
Provision for loan losses	(236)	(216)
Charge-offs	(131)	(322)
Recoveries	80	65
Balance, end of period	$7,263	$9,116

ASSET QUALITY:
Non-accrual loans	$3,584	$8,268
90 days past due and still accruing	-	127
Other real estate owned	-	85
Total non-performing assets	$3,584	$8,480
Non-performing assets to total assets	0.32%	0.79%
Allowance for loan losses to non-performing assets	202.65%	107.50%
Allowance for loan losses to total loans	0.99%	1.32%

LOAN RISK GRADE ANALYSIS:
	Percentage of Loans
	By Risk Grade
	3/31/2017	3/31/2016
Risk Grade 1 (excellent quality)	1.31%	1.56%
Risk Grade 2 (high quality)	25.52%	25.23%
Risk Grade 3 (good quality)	57.57%	53.92%
Risk Grade 4 (management attention)	11.09%	13.78%
Risk Grade 5 (watch)	3.14%	2.82%
Risk Grade 6 (substandard)	1.09%	2.39%
Risk Grade 7 (doubtful)	0.00%	0.00%
Risk Grade 8 (loss)	0.00%	0.00%

At March 31, 2017, including non-accrual loans, there were five relationships exceeding $1.0 million in the Watch risk grade (which totaled $8.4 million) and no relationships exceeding $1.0 million in the Substandard risk grade.

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